Income Opportunity Realty Investors, Inc. Reports First Quarter 2010 Results | Business	Page 1 of 3
Exhibit 99.1
May 17, 2010 08:56 PM Eastern Daylight Time
Income Opportunity Realty Investors, Inc. Reports First Quarter 2010 Results
DALLAS-(BUSINESS WIRE)-Income Opportunity Realty Investors, Inc. (AMEX:IOT), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2010. IOT announced today that the Company reported a net income applicable to common shares of $163,000 or $0.04 per share for the period ended March 31, 2010, as compared to a net income applicable to common shares of ($368,000) or ($0.09) per share for the same period ended 2009.
In October 2009, IOT sold two commercial properties, thereby liquidating their ownership of income-producing properties. IOT continues to invest in their land holdings, which is currently comprised of approximately 203 acres of land located in Texas. The Company’s primary source of revenue is interest income on over $38.7 million of notes receivable. There is also a warehouse located on one of the land parcels that is used for storage and generates some revenues from the leasing of that space. Operating expenses relate mainly to the administration and maintenance costs associated with their land holdings and storage space.
Rental and other property revenues were $61,000 for the three months ended March 31, 2010. This represents a decrease of $8,000, as compared to the prior period revenues of $69,000, due to a decrease in rental income received from leasing of the storage warehouse.
Property operating expenses were $52,000 for the three months ended March 31, 2010. This represents an increase of $10,000, as compared to the prior period operating expenses of $42,000. There was a decrease of $17,000 from the storage warehouse expenses and an Increase in the expenses related to land holdings of $27,000. The land portfolio increase in expenses related to professional services and POA fees.
General and administrative expenses were $56,000 for the three months ended March 31, 2010. This represents an increase of $94,000, as compared to the prior period, of which had a credit balance of ($38,000). This increase was due to the over accrual of 2008 franchise taxes, adjusted in 2009, in the amount of $82,000 and $16,000 in accounting fees accrued for the first three months of 2010, without a similar accrual in the prior period. The remaining decrease was due to decreases in various corporate related expenses. General and administrative costs did not increase in the current period, although due to the credits recorded in the prior period, by comparison, there was an increase in expenses.
Interest income was $709,000 for the three months ended March 31, 2010. This represents an increase of $275,000 as compared to the prior period interest Income of $434,000. The increase is due to the receipt of cash on the notes receivable from Unified Housing Foundation, Inc. in the current period. The notes are excess cash flow notes and interest on the notes is recorded as cash is received. More cash was received in the current period, as compared to the prior period.
Mortgage loan and interest expense was $332,000 for the three months ended March 31, 2010. This represents a decrease of $304,000, as compared to the prior period expense of $636,000. The decrease is due to the modification of a $27.6 million land loan, lowering the interest rate for the interest expenses incurred in the current period.
About Income Opportunity Realty Investors, Inc.
Income Opportunity Realty Investors, Inc., a Dallas-based real estate Investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company’s website at www.incomeopp-realty.com.

Income Opportunity Realty Investors, Inc. Reports First Quarter 2010 Results | Business	Page 2 of 3
INCOME OPPORTUNITY REALTY INVESTORS, INC
STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended
	March 31,
	2010	2009
	(dollars in thousands, except share
	and per share amounts)
Revenues:
Rental and other property revenues	$61	$69

Expenses:
Property operating expenses	52	42
Depreciation and amortization	—	13
General and administrative	56	(38)
Advisory fee to affiliates	218	225

Total operating expenses	326	242

Operating loss	(265)	(173)

Other Income (expense):
Interest income	709	434
Mortgage and loan interest	(332)	(636)
Earnings from unconsolidated subsidiaries and investees	3	—

Total other Income (expenses)	380	(202)

Income (loss) before gain on land sales, non-controlling interest, and taxes	115	(375)

Income (loss) from continuing operations before tax	115	(375)
Income tax benefit	48	2

Net income (loss) from continuing operations	163	(373)

Discontinued operations:
Income from discontinued operations	—	7
Income tax expense from discontinued operations	—	(2)

Net income from discontinued operations	—	5

Net income (loss)	163	(368)

Earnings per share — basic
Income (loss) from continuing operations	$0.04	$(0.09)
Discontinued operations	—	—

Net income (loss) applicable to common shares	$0.04	$(0.09)

Earnings per share — diluted
Income (loss) from continuing operations	$0.04	$(0.09)
Discontinued operations	—	—

Net income (loss) applicable to common shares	$0.04	$(0.09)

Weighted average common share used in computing earnings per share	4,168,214	4,168,214
Weighted average common share used in computing diluted earnings per share	4,168,214	4,168,214

Income Opportunity Realty Investors, Inc. Reports First Quarter 2010 Results | Business	Page 3 of 3
INCOME OPPORTUNITY REALTY INVESTORS, INC.
BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2010	2009
	(dollars in thousands, except share
	and par value amounts)
Assets
Real estate land holdings, at cost	$29,503	$29,503

Total real estate	29,503	29,503

Notes and interest receivable from related parties	38,742	38,818
Less allowance for doubtful accounts	(1,826)	(1,826)

Total notes and interest receivable	36,916	36,992
Cash and cash equivalents	1	2
Investments in unconsolidated subsidiaries and investees	95	92
Receivable and accrued interest from related parties	46,653	46,676
Other assets	2,464	2,400

Total assets	$115,632	$115,665

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$36,920	$37,080
Deferred revenue	6,550	6,550

Accounts payable and other liabilities	305	341

	43,775	43,971

Commitments and contingencies:
Shareholders’ equity:
Common Stock, $.01 par value, authorized 10,000,000 shares; Issued 4,173,675 shares in 2010 and 2009	42	42
Treasury Stock at cost	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	9,899	9,736

Total shareholders’ equity	71,857	71,694

Total liabilities and shareholders’ equity	$115,632	$115,665

Contacts
Income Opportunity Realty Investors, Inc.
Investor Relations, 800-400-6407
investor.relations@primeasset.com
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